Exhibit 5.1

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Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

RE:	Underwritten Stock Offering

Ladies and Gentlemen:

I am Associate General Counsel, Corporate Finance and Governance and Assistant Secretary of Omeros Corporation, a Washington corporation (“Omeros”), and have acted as counsel to Omeros in connection with the registration by Omeros under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 3,478,260 shares of common stock of Omeros, par value $0.01 per share (the “Shares”), pursuant to the Underwriting Agreement, dated as of August 11, 2016 (the “Underwriting Agreement”), by and between Omeros and Cantor Fitzgerald & Co. as underwriter (the “Underwriter”), pursuant to the registration statement on Form S-3 (File No. 333-201581) filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2015 and amended on March 15, 2016 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

In connection with rendering this opinion, I have reviewed:

(i)	the Underwriting Agreement;

(ii)	the Registration Statement;

(iii)	the preliminary prospectus, consisting of the prospectus, dated April 22, 2016 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated August 10, 2016, with respect to the offer and sale of the Shares, filed with the Commission on August 10, 2016, pursuant to Rule 424(b) under the Securities Act; and

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(iv)	the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated August 11, 2016, with respect to the offer and sale of the Securities, filed with the Commission on August 15, 2016, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”).

I have reviewed such corporate records, certificates and other documents and such questions of law as I have considered necessary and relevant for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of Omeros and other sources I believe to be responsible.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Underwriting Agreement and upon receipt by Omeros in full of payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of Washington. I do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to Omeros’ Current Report on Form 8-K, filed on or about August 15, 2016, relating to the offering of the Securities. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Prospectus. In giving such consent, I do

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not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mark A. Metcalf
Mark A. Metcalf
Associate General Counsel, Corporate Finance and Governance and Assistant Secretary